Exhibit 10.1

Execution Version

TRANSITION AND RESIGNATION AGREEMENT AND

GENERAL RELEASE OF ALL CLAIMS

This Transition and Resignation Agreement and General Release of All Claims (the “Agreement”) is entered into as of October 25, 2017 by and between Everi Payments Inc., a Delaware corporation formerly known as Global Cash Access, Inc. (the “Company”) and a wholly owned subsidiary of Everi Holdings Inc., a Delaware corporation formerly known as Global Cash Access Holdings, Inc. (“Holdings”), and Juliet A. Lim (“Executive”) and shall be effective as of the Effective Date (as such term is defined in Section 10.2 below).  The Company and Executive shall be referred to herein as the “Parties”.

RECITALS

A.The Executive is currently employed by the Company as Executive Vice President - Payments Business Leader and Chief Legal Officer pursuant to an Employment agreement, dated August 5, 2014, as amended by First Amendment to Employment Agreement, dated January 3, 2017 (such agreement, as so amended, the “Employment Agreement”).

B.The Executive wishes to voluntarily transition her role from Executive Vice - Payments Business Leader and Chief Legal Officer to a strategic advisory position, effective December 31, 2017 (the “Transition Date”) and thereafter wishes to voluntarily resign her employment with the Company in order to pursue other opportunities, effective March 8, 2018 (the “Resignation Date”).

C.The Parties agree that the Transition Date shall constitute a “separation from service” within the meaning of 26 C.F.R. 1.409A-1(h).

D.The Company agrees with the foregoing and wishes to recognize the Executive’s contributions to the Company during her service as Executive Vice President - Payments Business Leader and Chief Legal Officer and to provide for an amicable and efficient transition of duties.

E.The parties desire to settle all claims and issues that have, or could have been raised, in relation to the Executive’s employment with the Company and arising out of or in any way related to the acts, transactions or occurrences between the Executive and the Company to date, including, but not limited to, the Executive’s employment with the Company or the termination of that employment, on the terms set forth below.

Now, THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, it is agreed by and between the undersigned as follows:

1.Resignation; Duties and Continuing Obligations.

1.1The Executive agrees that from the date hereof and through the Transition Date, she shall continue to report to the Company as requested by the Chief Executive Officer of the Company (the “Chief Executive Officer”) for the purpose of transitioning her duties and responsibilities as Executive Vice President - Payments Business Leader and Chief Legal Officer.

1.2On the Transition Date, the Executive shall voluntarily resign from her position as Executive Vice President - Payments Business Leader and Chief Legal Officer of the Company and shall no longer be an officer of the Company, Holdings or any affiliates thereof.

1.3Following the Transition Date and until the Resignation Date, the Executive shall continue as an employee of the Company (working at a substantially reduced rate that shall be no more than twenty percent (20%) of the rate of services provided by Executive on average over the thirty-six (36)-month period prior to the Transition Date) and shall be assigned to work on strategic planning projects at the direction of, and to the reasonable satisfaction of, the Chief Executive Officer.

1.4The parties hereby agree that the Executive’s voluntary resignation from her employment with the Company shall occur on, and be effective as of, the Resignation Date.

1.5Executive agrees to cooperate fully in the transition of her duties and to act diligently and in good faith in performing all job duties as may be requested by the Chief Executive Officer.  Until the Resignation Date, Executive agrees to continue to comply with the terms of the Employment Agreement.  Executive hereby consents to the matters described in this Section 1.1.

1.6Upon the Resignation Date, the Employment Agreement shall terminate other than the surviving provisions thereof.  Following the Resignation Date, Executive agrees to comply with her continuing obligations regarding proprietary rights and confidentiality set forth in the surviving provisions of the Executive Proprietary Information and Inventions Agreement previously signed by Executive, and further agrees to comply with the surviving provisions of the Employment Agreement, including, but not limited to, Section 5 (Executive’s Termination Obligations), Section 7 (Restrictions on Competition After Termination) (as modified in Section 1.7 below), Section 8 (Restrictions on Solicitation After Termination), and Section 9 (Arbitration).

1.7Section 7.2 of the Employment Agreement shall be amended as of the Effective Date by deleting the second and third sentences thereof and replacing such sentences with the following:

“For the avoidance of doubt, the foregoing shall not prohibit Executive from (a) being employed by or engaged as a consultant by, or having any ownership interest in, or participating in the financing, operation, management or control of, any of the following companies (or their respective subsidiaries and successors): Scientific Games Corporation, International Game Technology or Novomatic AG, provided, in each case, that such employment with such company does not, at any time during the Noncompete Term, require or allow the Executive to be responsible for or involved in, and Executive is not involved in, any line of business that competes with the Payments Business (as defined below) (a “Competitive Business”);  (b) being employed by or engaged as a consultant by, or having any ownership interest in, or participating in the financing, operation, management or control of, any person, firm, corporation or business that processes credit card, debit card or automated teller machine transactions; provided, that if such person, firm, corporation or business operates a line of business that is a Competitive Business, Executive does not have responsibility for, oversight over, or involvement in any aspect of such Competitive Business; or (c) being employed as an in-house legal counsel by any of the persons, firms, corporations or businesses referenced in the first sentence of this Section 7.2 so long as Executive (i) other than in her capacity as in-house legal counsel, does not have responsibility for, oversight over, or involvement in any line of business at such person, firm, corporation or business that is a Competitive Business, and (ii) does not provide legal services or advice on commercial contracts or other commercial matters affecting customers of such Competitive Business. For purposes of this Agreement, (A) the "Noncompete Term" shall be the period during Executive’s employment with the Company and for one (1) year after the termination of Executive's employment hereunder, and (B) “Payments Business” means any line of business conducted by the Company, or any line of business that is proposed to be conducted by the Company as of the Transition Date and as to which Executive has knowledge and involvement, that provides: (1) access to cash at gaming facilities via Automated Teller Machine cash withdrawals, credit card cash access transactions, point of sale debit card transactions, and check verification and warranty services, or that otherwise processes credit card, debit card or automated teller machine transactions originated from inside or outside of gaming establishments on behalf of customers who operate within the gaming industry or for their patrons; (2) fully integrated gaming industry kiosks that provide cash access and related services; (3) products and services that improve credit decision making, automate cashier operations and enhance patron marketing activities for gaming establishments; (4) compliance, audit and data solutions; and (5) online payment processing solutions for gaming operators in states that offer intrastate, Internet-based gaming and lottery activities.”

2.Severance Pay under the Employment Agreement.  Subject to Executive’s compliance with the terms and conditions of this Agreement, the Parties agree and acknowledge that Executive shall receive the pay described in Section 4.3.1 (Base Salary Continuation) and Section 4.3.2 (Target Bonus) of the Employment Agreement (the “Severance Pay”) as of the Transition Date, or as of such earlier date if Executive’s employment is terminated by the Company without Cause (as defined in the Employment Agreement), or the Executive dies or becomes disabled, provided that, the Parties further agree that Executive is a “specified employee” within the meaning of Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) (the “Delayed Payment Rule”) and, as a result, the Severance Pay that is “nonqualified deferred compensation” that is subject to Section 409A and set forth in Section 4.3.1 (Base Salary Continuation) and Section 4.3.2 (Target Bonus) of the Employment Agreement (the “Delayed Payments”) shall become payable, without interest, on the first (1st)

day of the seventh (7th) month following the Transition Date (the “Delayed Payment Date”), or, if earlier, Executive’s date of death, pursuant to Section 409A(a)(2)(B)(i) of the Code, in order to prevent income recognition, imposition of penalty taxes and interest charges on Executive under Section 409A(a)(1) of the Code and similar state laws.  All Delayed Payments that would have, but for the Delayed Payment Rule, become payable on or before the Delayed Payment Date shall be paid in a lump sum on the Delayed Payment Date and all other amounts of such Severance Pay shall be paid as originally scheduled in accordance with the terms of the Employment Agreement and in compliance with Section 409A of the Code.

3.Compensation During Transition Period.  Provided the Executive remains employed with the Company through the Resignation Date, or such earlier date if Executive’s employment is terminated by the Company without Cause (as defined in the Employment Agreement), or the Executive dies or becomes disabled, and except as provided in Section 3.1 below, Executive shall receive for such services (less standard deductions and withholdings):

3.1From the date hereof and through the Transition Date, Executive’s Base Salary (as defined in the Employment Agreement) at the Executive’s current annual rate of $400,000; provided, that from the Transition Date and through the Resignation Date, the Executive’s salary shall be reduced, and the Executive agrees to receive, a salary at the rate of $2,500.00 per month (pro-rated for partial months);

3.2The Executive’s annual cash bonus for fiscal year 2017, as determined by the Compensation Committee of the Board of Directors of Holdings (the “Compensation Committee”) in accordance with Holdings’ 2017 compensation plan, and payable no later than March 15, 2018 (but subject to the Executive’s execution of the Amendment (as described in Section 5 below));

3.3The options to purchase 17,490 shares of common stock of Holdings that were granted to the Executive on March 8, 2017 subject to time-based vesting conditions and that are due to vest on the Resignation Date; and

3.4Any options to purchase common stock of Holdings that were granted to the Executive subject to performance-based vesting conditions that satisfy such performance conditions and otherwise vest in accordance with their terms on or before the Resignation Date.

4.Other Compensation.  In exchange for the promises set forth herein, including the Executive’s continued employment with the Company through the Resignation Date, or such earlier date if Executive’s employment is terminated by the Company without Cause (as defined in the Employment Agreement), or the Executive dies or becomes disabled, and the duties performed by Executive as described in Section 1 above, the Company agrees that (in each case subject to the Executive’s execution of the Amendment (as described in Section 5 below)):

4.1On or prior to the Effective Date (as defined in Section 10.2 below), the Board of Directors of Holdings, or the Compensation Committee thereof, shall take all action required to be taken under Holdings’ 2014 Amended and Restated Equity Incentive Plan (the “Plan”), and any related document effecting a grant of options to purchase Holdings’ common stock or a grant of shares of restricted common stock of Holdings to Executive (a “Grant Notice”), to cause:

(a)The 12,000 shares of restricted common stock of Holdings that were granted to the Executive on October 30, 2014 subject to time-based vesting conditions and that are not vested as of the Resignation Date to become fully vested as of the Resignation Date;

(b)The options to purchase 25,000 shares of common stock of Holdings that were granted to the Executive on May 2, 2014 subject to time-based vesting conditions and that are not vested as of the Resignation Date to become fully vested as of the Resignation Date;

(c)The options to purchase 65,587 shares of common stock of Holdings that were granted to the Executive on May 13, 2016 subject to time-based vesting conditions and that are not vested as of the Resignation Date to become fully vested as of the Resignation Date;

(d)The options to purchase 24,486 shares of common stock of Holdings that were granted to Executive on March 8, 2017 subject to time-based vesting conditions (in addition to the options referenced in Section 3.3 above) and that are not vested as of the Resignation Date to become fully vested as of the Resignation Date; and

(e)The period during which Executive may exercise any outstanding options to purchase common stock of Holdings that are held by Executive and that are vested as of the Resignation Date to be extended to March 8, 2019 (but in no event shall the period extend beyond the original expiry date of such options or ten (10) years from the original date of grant, whichever is earlier).

Subject to the last paragraph of this Section 4, all other aspects of Executive’s restricted stock or stock option grants shall be governed by the Plan and the applicable Grant Notice.

4.2Subject to the Executive’s execution of the Amendment (as described in Section 5 below), the Company will, following the Executive’s timely election, provide the Executive with continued coverage for the period from the Resignation Date through March 8, 2019 under the Company’s group health insurance plans (exclusive of the Exec-U-Care plan) in accordance with the provisions of Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and any state law equivalent (“COBRA”), at no cost to the Executive. Notwithstanding the preceding sentence, if the Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code of 1986, as amended, or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, the Company, in its sole discretion, may elect to instead pay the Executive on the first day of each month of such applicable salary continuation period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable withholdings and deductions, and Executive may, but is not obligated to, use such payments toward the cost of COBRA premiums.

4.3The Company shall pay to the Executive a lump sum payment on March 8, 2019 in the amount of $33,000 (less standard deductions and withholdings) as reimbursement for moving expenses incurred by Executive if, by such date, Executive has relocated her principal place of residence at least one-hundred (100) miles from the Las Vegas, Nevada metropolitan area.

The Executive acknowledges and agrees that the Executive is not otherwise entitled to the foregoing compensation described in this Section 4 and that such compensation and the other matters provided herein are adequate legal consideration for the promises and representations made by the Executive in this Agreement.  The Executive further acknowledges and agrees that, other than with respect to the options to purchase common stock of Holdings that vest in accordance with their terms on or prior to the Resignation Date as referenced in Section 3.3 and Section 3.4 above, and other than those options to purchase common stock of Holdings referenced in Section 4.1(a)-(d) above, any shares of restricted common stock of Holdings or any options to purchase common stock of Holdings held by the Executive that are not vested as of the Resignation Date shall be forfeited.

5.Re-Affirmation.  The Executive understands that this Agreement is intended to be entered into immediately (subject to the twenty-one (21) day consideration period and seven (7) day revocation period described in Section 10 below), and that the amendment attached hereto as Exhibit A (the “Amendment”) is intended to be entered into on the Resignation Date.  The Executive agrees to execute the attached Amendment to this Agreement on the Resignation Date in order to extend and reaffirm the promises and covenants made by her in this Agreement, including, but not limited to, the general release of all claims.  If the Executive fails to execute the Amendment to this Agreement within five (5) days after the Resignation Date, or effectively revokes the acceptance of the Amendment, the Company shall not be obligated to make, or continue, the payments or provide the benefits described in Section 2, Section 3.3, Section 4.1, Section 4.2, and Section 4.3 above.

6.General Release.

6.1The Executive knowingly and voluntarily releases and forever discharges the Company, and any parent or subsidiary corporations, divisions or affiliated corporations, partnerships or other affiliated entities of the foregoing, past and present, as well as their respective employees, officers, attorneys, directors, shareholders, agents, successors and assigns individually and in their business capacity (collectively, “Released Parties”), of and from any and all claims, known and unknown, asserted or unasserted, which the Executive has or may have against any Released Parties as of the Effective Date, including, but not limited to, any alleged violation of:

•	Title VII of the Civil Rights Act of 1964;
•	Sections 1981 through 1988 of Title 42 of the United States Code;
•	The Executive Retirement Income Security Act of 1974 ("ERISA") (as modified below);

•	The Immigration Reform and Control Act;
•	The Americans with Disabilities Act of 1990;
•	The Age Discrimination in Employment Act of 1967 (“ADEA”);
•	The Worker Adjustment and Retraining Notification Act;
•	The Fair Credit Reporting Act;
•	The Family and Medical Leave Act;
•	The Equal Pay Act;
•	The Genetic Information Nondiscrimination Act of 2008;
•	Chapter 613 of the Nevada Revised Statutes including the Nevada Equal Opportunities for Employment Law – Nev. Rev. Stat. § 613.310 et seq;
•	Nevada Equal Pay Law – Nev. Rev. Stat. § 608.017;
•	Nevada School Visitation Law – Nev. Rev. Stat. § 392.920;
•	Nevada Wage Payment and Work Hour Law – Nev. Rev. Stat. § 608 et seq;
•	Nevada Occupational Safety & Health Act – Nev. Rev. Stat. § 618 et seq
•	any other federal, state or local law, rule, regulation, or ordinance;
•	any public policy, contract, tort, or common law; and
•	any basis for recovering costs, fees, or other expenses including attorneys' fees incurred in these matters.

6.2This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims and all claims for attorneys’ fees, costs and expenses.

6.3The Executive expressly waives the Executive’s right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether state or federal, and whether brought by the Executive or on the Executive’s behalf, related in any way to the matters released herein.  The Executive further, waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or  multi-party action or proceeding based on such a claim in which the Company or any other Released Party identified in this Agreement is a party.

6.4The parties acknowledge that this general release is not intended to bar any claims that, by statute, may not be waived, such as Executive’s right to file a charge with the National Labor Relations Board or Equal Employment Opportunity Commission and other similar government agencies, and claims for statutory indemnity, workers’ compensation benefits or unemployment insurance benefits, as applicable, and any challenge to the validity of Executive’s release of claims under the Age Discrimination in Employment Act of 1967, as amended, as set forth in this Agreement. This general release also does not bar claims or causes of action related to (i) defamation, libel or invasion of privacy; (ii) enforcement of this Agreement, (iii) vested employee benefits; and (iv) continued indemnification and coverage under the Company’s directors and officers liability policy.

6.5The Executive acknowledges that the Executive may discover facts or law different from, or in addition to, the facts or law that the Executive knows or believes to be true with respect to the claims released in this Agreement and agrees, nonetheless, that this Agreement and the release contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them.

6.6The Executive declares and represents that the Executive intends this Agreement to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release and the Executive intends the release herein to be final and complete.  The Executive executes this release with the full knowledge that this release covers all possible claims against the Released Parties, to the fullest extent permitted by law.

7.Representations Concerning Filing of Legal Actions.  The Executive represents that, as of the Effective Date, the Executive has not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against the Company or any of the other Released Parties in any court or with any governmental agency related to the matters released in this Agreement.

8.Nondisparagement.  The Executive agrees that the Executive shall not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of Company or any of the other Released Parties. The Company agrees that it shall instruct its officers and directors to not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of the Executive. Nothing in this provision shall be construed to require a party to testify dishonestly if such party is compelled by operation of law to provide sworn testimony about any other party hereto, to refrain from participating or cooperating in a governmental investigation, or to refrain from seeking to enforce the terms of this Agreement.

9.No Admissions.  By entering into this Agreement, the Company makes no admission that it has engaged, or is now engaging, in any unlawful conduct.  The parties understand and acknowledge that this Agreement is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.

10.Older Workers’ Benefit Protection Act.  This Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f).  Employee is advised to consult with an attorney before signing this Agreement..

10.1The Executive acknowledges and agrees that (a) the Executive has read and understands the terms of this Agreement; (b) the Executive has been advised in writing to consult with an attorney before executing this Agreement; (c) the Executive has obtained and considered the advice of such legal counsel as Executive deems necessary; (d) the Executive has been given twenty-one (21) days to consider whether or not to enter into this Agreement (although Executive may elect not to use the full twenty-one (21) day period at the Executive’s option); and (e) by signing this Agreement, the Executive acknowledges that the Executive does so freely, knowingly, and voluntarily.

10.2This Agreement shall not become effective or enforceable until the eighth (8th) day after Executive signs this Agreement.  In other words, Executive may revoke Executive’s acceptance of this Agreement within seven (7) days after the date Executive signs it.  Employee’s revocation must be in writing and received by Randy L. Taylor, Executive Vice President and Chief Financial Officer, Everi Holdings Inc., 7250 South Tenaya Way, Suite 100, Las Vegas, Nevada 89113 on or before the seventh (7th) day in order to be effective.  If the Executive does not revoke acceptance within such seven (7) day period, the Executive’s acceptance of this Agreement shall become binding and enforceable on the eighth (8th) day after the date the Executive signs it (“Effective Date”).

10.3This Agreement does not waive or release any rights or claims that Executive may have under the Age Discrimination in Employment Act that arise after the execution of this Agreement.  In addition, this Agreement does not prohibit Executive from challenging the validity of this Agreement’s waiver and release of claims under the Age Discrimination in Employment Act.

11.Severability.  In the event that any provision or part of any provision of this Agreement should be held to be invalid or for any reason unenforceable, the remaining portions of this Agreement shall remain in full force and effect unless, as a result of the unenforceability of a provision or part of a provision, the fundamental purpose of this Agreement is thwarted.

12.Full Defense.  This Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by the Executive in breach hereof.  The Executive agrees that in the event an action or proceeding is instituted by the Company or any of the Released Parties in order to enforce the terms or provisions of this Agreement, the Company, or the Released Parties, as applicable, shall be entitled to an award of reasonable costs and attorneys’ fees incurred in connection with enforcing this Agreement, to the fullest extent permitted by law.

13.Affirmation.  The Executive affirms that the Executive has been paid all compensation, wages, bonuses, and commissions due to her as of the Effective Date, and has been provided all leaves (paid or unpaid) and benefits to which the Executive may be entitled.

14.Taxes.  Executive agrees and understands that Executive is responsible for payment, if any, of personal local, personal state, and/or personal federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon.  In no event will the Company reimburse Executive for any taxes that may be imposed on Employee as a result of Section 409A of the Code.

15.Applicable Law.  The validity, interpretation and performance of this Agreement shall be construed and interpreted according to the laws of the United States of America and the State of Nevada.

16.Counterparts.  This Agreement may be signed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Delivery of a copy of this Agreement bearing an original signature by facsimile transmission or e-mail in PDF format shall have the same effect as physical delivery of the document bearing the original signature.

17.Entire Agreement; Modification.  Subject to the continued effectiveness of the Employment Agreement through the Resignation Date, this Agreement, including the surviving provisions of the Employment Agreement and Employee Proprietary and Inventions Agreement previously executed by the Executive, is intended to be the entire agreement between the parties, and supersedes and cancels any and all other and prior agreements, written or oral, between the parties regarding this subject matter.  This Agreement may be amended only by a written instrument executed by all parties hereto.

18.No Effect on Other Obligations.  This Agreement does not eliminate or change any obligations the Executive may have that are unrelated to the subject matters of this Agreement.

19.Headings.  Headings used in this Agreement, as designated by bold typeface, are for convenience only and shall not be used to interpret or construe this Agreement’s provisions.

20.Fees and Costs.  The parties shall each bear their own costs, expert fees, attorneys’ fees, and other fees incurred in connection with the execution of this Agreement.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN.  WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Executive

Dated: October 25, 2017	/s/ Juliet A. Lim
Juliet A. Lim

Everi Payments Inc.

Dated: October 25, 2017	By:	/s/ Randy L. Taylor
Name: Randy L. Taylor
Title: Executive Vice President and Chief Financial Officer

Exhibit A

AMENDMENT TO TRANSITION AND RESIGNATION AGREEMENT AND
GENERAL RELEASE OF ALL CLAIMS

This Amendment to the Transition and Resignation Agreement and General Release of All Claims (the “Amendment”) is made by and between Everi Payments Inc., a Delaware corporation (the “Company”) and a wholly owned subsidiary of Everi Holdings Inc., a Delaware corporation (“Holdings”), and Juliet A. Lim (“Executive”), and amends the Transition and Resignation Agreement and General Release of All Claims, dated as of October 25, 2017, among those same parties (the “Agreement”) by extending the promises and agreements of each and every section and subsection of that Agreement (except those portions of Section 10 and its subparts which specifically refer to the acknowledgements, consideration and revocation periods, effective date and preserved rights of the Executive relating to the Agreement), through the last day of the Executive's employment, March 8, 2018 (the "Resignation Date").

1.Resignation.  The Executive voluntarily resigned her employment with the Company effective as of the Resignation Date.

2.Older Workers’ Benefit Protection Act.  This Amendment is intended to satisfy the Older Workers’ Benefit Protection Act, 29 U.S.C. Section 626(f).

a.Acknowledgment/Time to Consider.  The Executive acknowledges and agrees that (a) she has read and understands the terms of this Amendment; (b) she has been advised to consult with an attorney; (c) she has obtained and considered the advice of such legal counsel as she deems necessary; (d) she has been given twenty-one (21) days prior to the Resignation Date to consider whether or not to sign this Amendment; (e) this Amendment is to be signed within five (5) days after the Resignation Date, and (f) by signing this Amendment, the Executive acknowledges that she does so freely, knowingly, and voluntarily.

b.Revocation/Effective Date.  This Amendment shall not become effective or enforceable until the eighth (8th) day after Executive signs this Amendment (and such signing shall not occur prior to the Resignation Date).  In other words, Executive must sign this Amendment within five (5) days after the Resignation Date, and she then has the option to revoke her acceptance of this Amendment within seven (7) days after she signs it.  The Executive‘s revocation must be in writing and received by Randy L. Taylor, Executive Vice President and Chief Financial Officer of the Company, on or before the seventh (7th) day after it is signed to be effective.  If Executive does not revoke her acceptance on or before that date, her acceptance of this Amendment shall become binding and enforceable on the eighth (8th) day and the compensation described in Section 2, Section 3.3, Section 4.1, Section 4.2, and Section 4.3 of the Agreement to which this Amendment is an amendment shall then become due and payable, or shall continue to be paid, as stated therein.

c.Preserved Rights of Executive.  This Amendment does not waive or release any rights or claims that the Executive may have under the Age Discrimination in Employment Act that arise after the execution of this Amendment.  In addition, this Amendment does not prohibit

Executive from challenging the validity of the waiver and release of claims under the Age Discrimination in Employment Act.

3.Affirmations.  The Executive affirms that other than the compensation referenced in Section 2 and Section 3.2 of the Agreement, the Executive has been paid all compensation, wages, bonuses, and commissions due to her, and has been provided all leaves (paid or unpaid) and benefits to which the Executive may be entitled.

4.Confidentiality and Return of Company Property.  By signing this Amendment, the Executive represents and warrants that the Executive has returned to the Company all Company property, data and information belonging to the Company and agrees that the Executive shall not use or disclose to others any confidential or proprietary information of the Company or the Released Parties.  In addition, except as may be required to be disclosed by the Company in accordance with applicable law, the Executive agrees to keep the terms of the Agreement and this Amendment confidential between the Executive and the Company, except that Executive may tell the Executive’s immediate family and attorney or accountant, if any, as needed, but in no event should the Executive discuss the Agreement, this Amendment or their respective terms with any current or prospective employee of the Company.

5.Subpoena or Other Legal Order.  If the Executive receives a subpoena or other legal order requiring the Executive to provide information or testimony (or is otherwise required to provide information or testimony) that the Executive reasonably anticipates shall involve any of the Released Parties, the Executive shall provide the Company with a copy of the subpoena or other legal order (or, in the absence of such a subpoena or other legal order, other written notice of the event) at least thirty (30) days (or as many days as possible) prior to the date on which the Executive anticipates being required to provide information or testimony.

6.Counterparts.  This Agreement may be signed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Delivery of a copy of this Agreement bearing an original signature by facsimile transmission or e-mail in PDF format shall have the same effect as physical delivery of the document bearing the original signature.

7.No Further Amendments.  Except as amended herein by this Amendment, the Agreement shall remain in full force and effect in accordance with its terms.

The parties to this aMENDMENT have read the foregoing Amendment and fully understand each and every provision contained herein.  Wherefore, the parties have FREELY AND VOLUNTARILY executed this AMENDMENT on the dates shown below.

Executive

Dated: March __, 2018
Juliet A. Lim

EVERI PAYMENTS INC

Dated: March __, 2018	By:
Name: Randy L. Taylor
Title: Executive Vice President and Chief Financial Officer